Exhibit 99.1

Presidio Property Trust, Inc. Announces Earnings for

the First Quarter Ended March 31, 2022

San Diego, California, May 16, 2022 – Presidio Property Trust, Inc. (Nasdaq: SQFT, SQFTP) (the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today reported earnings for its first quarter ended March 31, 2022. All first quarter financial measures referenced herein are unaudited.

“We are pleased to report our first quarter earnings, continuing the strong performance that we saw throughout 2021,” said Jack Heilbron, the Company’s President and Chief Executive Officer. “In the first quarter of 2022, we collected 92% of total tenant billings, including 100% collections among our retail tenants. And just last week, we took advantage of our cash position, to pay off our loan on our 300 NP office property in Fargo, North Dakota in full, prudently deleveraging where it makes sense. That was our last commercial property loan maturing in 2022, with the next commercial property loan not maturing until the middle of 2024.”

“15 office, retail, and industrial leases were signed in the first quarter of 2022, with 7 new tenants and 8 existing tenant renewals,” noted Gary Katz, the Company’s Chief Investment Officer. “We saw continued leasing demand in the first quarter, in all our geographies, among a variety of tenants, including financial services and wireless tenants.”

First Quarter Ended March 31, 2022 Financial Results

Net loss attributable to the Company’s common stockholders for the three months ended March 31, 2022, was approximately $(3.8 million), or $(0.32) per basic and diluted share, compared to a net loss of $(2.6 million), or $(0.28) per basic and diluted share for the three months ended March 31, 2021. The change in net income attributable to the Company’s common stockholders was a result of:

●	A decrease in interest expense for the first quarter of 2022, after the sale of commercial properties in 2021 and payoff of the Polar Note, and
●	A gain on sale of real estate of 11 model homes sold in the first quarter of 2022, offset by a small loss on the sale of World Plaza
●	Off set by the preferred stock Series D dividends totaling approximately $0.5 million in Q1 2022, not experienced in Q1 2021.
●	A one-time Series A Warrant Divided totaling approximately $2.4 million granted in Q1 2022.

FFO (non-GAAP) for the three months ended March 31, 2022, decreased by approximately $1 million to $(75,167) from $935,725 to the three months ended March 31, 2021, due primarily to the difference in loss (gain) on sale of real estate assets. A reconciliation of FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release. However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

Acquisitions and Dispositions for the first quarter of 2022

●	World Plaza, which was sold on March 11, 2022, for approximately $10.0 million and the Company recognized a loss of approximately $0.3 million.

●	The Company disposed of 11 model homes for approximately $5.6 million and recognized a gain of approximately $1.8 million.

Dispositions during the first quarter of 2021:

●	Waterman Plaza, which was sold on January 28, 2021, for approximately $3.5 million and the Company recognized a loss of approximately $0.2 million.

●	Garden Gateway, which was sold on February 19, 2021, for approximately $11.2 million and the Company recognized a loss of approximately $1.4 million.

●	The Company disposed of 12 model homes for approximately $4.9 million and recognized a gain of approximately $0.4 million.

Dividends paid during the first quarter of 2022:

●	During the first quarter of 2022, the Company paid a dividend of $0.105 per share to shareholders of Series A common stock

●	During the first quarter of 2022, the Company paid three dividends in the total amount of $0.586 per share to shareholders of Series D preferred stock

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located primarily in Texas and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing a number of properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. Presidio is also the sponsor of the Special Purpose Acquisition Company (SPAC) Murphy Canyon Acquisition Corp. (MURFU), which currently holds approximately $140 million in trust. Murphy Canyon Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The SPAC intends to focus on companies in the real estate industry, including construction, homebuilding, real estate owners and operators, arrangers of financing, insurance, and other services for real estate, and adjacent businesses and technologies targeting the real estate space with an aggregate combined enterprise value of approximately $300 million to $1.2 billion. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, non-cash warrant dividends and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “ Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contacts:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Real estate assets and lease intangibles:
Land	$18,065,246	$21,136,379
Buildings and improvements	114,976,059	119,224,375
Tenant improvements	11,884,924	12,752,518
Lease intangibles	4,110,139	4,110,139
Real estate assets and lease intangibles held for investment, cost	149,036,368	157,223,411
Accumulated depreciation and amortization	(29,468,491)	(30,589,969)
Real estate assets and lease intangibles held for investment, net	119,567,877	126,633,442
Real estate assets held for sale, net	7,282,326	11,431,494
Real estate assets, net	126,850,203	138,064,936
Cash, cash equivalents and restricted cash	22,494,595	14,702,089
Deferred leasing costs, net	1,115,295	1,348,234
Goodwill	2,423,000	2,423,000
Other assets, net	3,992,267	4,658,504
Investments held in Trust (see Notes 2 & 11)	134,905,182	—
TOTAL ASSETS	$291,780,542	$161,196,763
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$88,658,485	$87,324,319
Mortgage notes payable related to properties held for sale, net	4,180,971	1,535,513
Mortgage notes payable, total net	92,839,456	88,859,832
Note payable, net	—	—
Accounts payable and accrued liabilities	3,480,915	4,569,537
Accounts payable and accrued liabilities of SPAC (see Notes 2 & 11)	4,703,232	15,499
Accrued real estate taxes	1,405,957	1,940,913
Dividends payable preferred stock	179,685	179,685
Lease liability, net	68,573	75,547
Below-market leases, net	59,407	73,130
Total liabilities	102,737,225	95,714,143
Commitments and contingencies (Note 9 & 11)
SPAC Class A common stock subject to possible redemption; 13,225,000 shares (at $10.20 per share), net of issuance cost of $6.4 million	128,534,952	—
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 920,000 shares issued and outstanding (liquidation preference $25.00 per share) as of March 31, 2022 and December 31, 2021, respectively	9,200	9,200
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 11,795,970 shares and 11,599,720 shares were issued and outstanding at March 31, 2022 and December 31, 2021, respectively	117,960	115,997
Additional paid-in capital	183,231,322	186,492,012
Dividends and accumulated losses	(133,613,228)	(130,947,434)
Total stockholders’ equity before noncontrolling interest	49,745,254	55,669,775
Noncontrolling interest	10,763,111	9,812,845
Total equity	60,508,365	65,482,620
TOTAL LIABILITIES AND EQUITY	$291,780,542	$161,196,763

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Revenues:
Rental income	$4,452,318	$5,477,223
Fees and other income	120,823	191,531
Total revenue	4,573,141	5,668,754
Costs and expenses:
Rental operating costs	1,583,473	1,838,923
General and administrative	1,583,691	1,537,265
Depreciation and amortization	1,339,225	1,428,934
Impairment of real estate assets	—	300,000
Total costs and expenses	4,506,389	5,105,122
Other income (expense):
Interest expense-mortgage notes	(1,017,713)	(1,305,021)
Interest expense - note payable	—	(279,373)
Interest and other (expense), net	73,605	(32,785)
Gain on sales of real estate, net	1,522,785	(1,161,328)
Gain on extinguishment of government debt	—	10,000
Income tax expense	(265,239)	(50,199)
Total other income (expense), net	313,438	(2,818,706)
Net income (loss)	380,190	(2,255,074)
Less: Income attributable to noncontrolling interests	(1,208,676)	(406,608)
Net loss attributable to Presidio Property Trust, Inc. stockholders	$(828,486)	$(2,661,682)
Less: Preferred Stock Series D dividends	(539,056)	—
Less: Series A Warrant dividend	(2,456,511)	—
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(3,824,053)	$(2,661,682)

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(0.32)	$(0.28)

Weighted average number of common shares outstanding - basic & diluted	11,773,649	9,508,363

Presidio Property Trust, Inc. and Subsidiaries

Reconciliation of Net Income to FFO and Core FFO

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Net (loss) income attributable to Presidio Property Trust, Inc. common stockholders	$(3,824,053)	$(2,661,682)
Adjustments:
Income attributable to noncontrolling interests	1,208,676	406,608
Depreciation and amortization	1,339,225	1,428,934
Amortization of above and below market leases, net	(13,723)	(1,010)
Impairment of real estate assets	-	300,000
Loss (Gain) on sale of real estate assets	(1,522,785)	1,161,328
FFO	$(2,812,660)	$634,178
Stock Based Compensation	280,982	301,547
	2,456,511	—
Core FFO	$(75,167)	$935,725

Weighted average number of common shares outstanding - basic	11,773,649	9,508,363

Core FFO / Wgt Avg Share	$(0.01)	$0.10